Exhibit 10.1

AMENDMENT TO
CONSULTING AGREEMENT

THIS AMENDMENT is made and entered into between MOMENTA PHARMACEUTICALS, INC., (formerly Mimeon, Inc.) (the “Company”) and Peter Barton Hutt, Esq. (“Consultant”) and amends the Consulting Agreement dated September 18, 2002, between the parties, as extended and amended by agreements effective as of September 29, 2003, October 4, 2004 and September 22, 2005 (collectively, the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.  The parties hereby amend the Agreement as follows:

1.  The parties agree to amend Section 1 of the Agreement by adding the following as sub-section (d):

“Consultant hereby represents, warrants and agrees that Consultant has not been, and during the term of the Agreement (including any renewal period), will not be, debarred by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Federal Food, Drug, and Cosmetic Act, or under any other applicable law.  Consultant shall immediately notify Momenta if it becomes aware of any such circumstances during the term of this Agreement (including any renewal period), and shall cease performing services under the Agreement until otherwise instructed by Momenta.”

2.  Pursuant to Section 4 of the Agreement, the Company and Consultant hereby agree to extend the Term of the Agreement for one additional year, commencing on September 18, 2006 and terminating on September 17, 2007 (the “Renewal Period”).

3.  As compensation for the Consulting Services during the Renewal Period, the Company’s Board of Directors or Compensation Committee shall grant to Consultant a non-statutory stock option (the “Option”) with the following terms:  (i) such Option shall be exercisable for that number of shares of the Company’s Common Stock having an aggregate value of approximately $55,000 computed pursuant to the Black Scholes pricing model (it being understood that such calculation shall be rounded down to the nearest whole number of shares); (ii) the exercise price of the Option shall be equal to the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date of grant; (iii) the Option shall vest in 12 equal monthly installments, with the first installment vesting one month from the date of grant; and (iv) the Option shall have a three-year duration.

All other terms and conditions of the Agreement shall remain in full force and effect during the Renewal Period.

CONSULTANT	MOMENTA PHARMACEUTICALS, INC.

/s/ Peter Barton Hutt	By: /s/ Richard P. Shea
Peter Barton Hutt, Esq.
Print Name: Richard P. Shea
Date: 9/15/06
Title: VP and CFO

Date: 9/18/06